Exhibit 99.1

Abbott Reports Double Digit Earnings Per Share Growth in the Third Quarter

– Third-Quarter Ongoing EPS of $1.30 (GAAP EPS of $1.21), an Increase of
10.2 Percent and Exceeding the Company’s Quarterly Guidance Range –

– Announces Initiation of Phase 3 HCV Trial Following Positive Phase 2b Results –

– Narrows Full-Year 2012 Ongoing EPS Guidance Range –

– On Track to Separate into Two Leading Health Care Companies on Jan. 1 –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745	ABBOTT PARK, Ill., Oct. 17, 2012 — Abbott today announced financial results for the third quarter ended Sept. 30, 2012.

•      Diluted earnings per share, excluding specified items, were $1.30, reflecting 10.2 percent growth, exceeding Abbott’s guidance range. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $1.21, including specified items.

• Excluding foreign exchange, worldwide sales increased 4.1 percent. Reported sales decreased 0.4 percent, including an unfavorable 4.5 percent effect of foreign exchange.

•      Abbott is announcing the initiation of a Phase 3 clinical trial evaluating our interferon-free hepatitis C (HCV) program in genotype 1 (GT1) patients, following positive results from the Phase 2b Aviator study, the largest and most comprehensive HCV trial to date. Initial results from Aviator showed sustained virological response at 12 weeks post treatment (SVR12) in 99 percent of treatment-naïve and 93 percent of null responders for GT1 patients taking a combination of ABT-450/r, ABT-267, ABT-333 and ribavirin.

•      Abbott is narrowing its ongoing earnings-per-share guidance for 2012 to $5.06 to $5.08 from $5.00 to $5.10, reflecting another year of expected strong performance. Including specified items, projected earnings per share under GAAP would be $3.83 to $3.85 for the full-year 2012.

“Abbott delivered another quarter of strong results with ongoing earnings per share up more than 10 percent, despite a challenging global economy,” said Miles D. White, chairman and chief executive officer, Abbott. “There were several product launches across pharmaceuticals, vascular and diagnostics, which will contribute to future growth. In addition, we remain on track to separate into two leading health care companies on January 1, 2013.”

The following is a summary of Third-Quarter 2012 sales by major business category.

				% Change vs. 3Q11
	Sales ($ in millions) 3Q12					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational		Reported

Total Sales	4,214	5,559	9,773	3.1		4.7	(3.0)	4.1		(0.4)

Proprietary Pharmaceuticals	2,600	1,818	4,418	7.4		5.1	(4.1)	6.4		2.4

Nutritionals	715	890	1,605	5.0		7.4	4.1	6.3		4.5

Established Pharmaceuticals	—	1,272	1,272	n/a		2.3	(7.3)	2.3		(7.3)

Core Laboratory Diagnostics	162	692	854	2.7		8.3	1.5	7.2		1.7

Molecular Diagnostics	47	55	102	(13.6)		4.7	(3.4)	(4.3)		(8.4)

Point of Care Diagnostics	69	17	86	19.3		6.0	3.6	16.3		15.8

Vascular(a)	296	447	743	(24.0	)(a)	9.3	2.0	(6.3	)(a)	(10.2	)(a)

Diabetes Care	135	182	317	(7.1)		(5.5)	(12.5)	(6.2)		(10.3)

Medical Optics	95	162	257	(1.4)		(1.2)	(5.9)	(1.3)		(4.3)

Other Sales	95	24	119	12.2		(14.3)	(28.6)	4.7		0.7

The following is a summary of Nine-Month 2012 sales by major business category.

				% Change vs. 9M11
	Sales ($ in millions) 9M12					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational		Reported

Total Sales	12,115	16,922	29,037	5.0		5.9	(0.1)	5.6		2.0

Proprietary Pharmaceuticals	7,138	5,732	12,870	7.4		8.7	1.6	8.0		4.7

Nutritionals	2,163	2,592	4,755	9.6		7.2	4.7	8.3		6.9

Established Pharmaceuticals	—	3,775	3,775	n/a		2.7	(5.0)	2.7		(5.0)

Core Laboratory Diagnostics	511	2,080	2,591	10.2		6.8	1.7	7.4		3.3

Molecular Diagnostics	143	171	314	(1.9)		6.7	0.2	2.7		(0.8)

Point of Care Diagnostics	203	55	258	17.6		12.7	10.8	16.5		16.1

Vascular(b)	945	1,367	2,312	(19.5	)(b)	7.5	2.5	(5.2	)(b)	(7.8	)(b)

Diabetes Care	418	547	965	2.6		(4.3)	(9.7)	(1.5)		(4.8)

Medical Optics	299	513	812	0.4		0.7	(2.8)	0.6		(1.6)

Other Sales	295	90	385	13.5		(7.5)	(14.9)	7.5		5.4

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a)   In the third quarter, excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), worldwide operational sales increased 3.9 percent, worldwide reported sales decreased 0.6 percent, and U.S. Vascular sales decreased 5.2 percent.

(b)  Year to date, excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), worldwide operational sales increased 4.3 percent, worldwide reported sales increased 1.2 percent, and U.S. Vascular sales decreased 1.3 percent.

n/a = Not applicable

The following is a summary of Third-Quarter 2012 sales for select products.

				% Change vs. 3Q11
	Sales ($ in millions) 3Q12				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	1,135	1,190	2,325	27.0	7.5	(2.2)	15.7	10.1

TRILIPIX/TriCor (fenofibrate)	331	73	404	(4.1)	14.3	3.6	(1.0)	(2.8)

AndroGel	279	8	287	34.1	0.1	(2.6)	32.8	32.7

Kaletra	72	195	267	(11.5)	0.4	(9.3)	(2.9)	(9.9)

Lupron	133	56	189	(9.2)	(9.1)	(14.9)	(9.2)	(11.0)

Niaspan	232	—	232	(5.3)	n/a	n/a	(5.3)	(5.3)

Synthroid	132	25	157	1.5	5.7	(5.9)	2.2	0.2

Creon	92	71	163	5.3	(3.5)	(13.7)	1.0	(4.0)

Pediatric Nutritionals	348	507	855	7.9	5.0	2.5	6.1	4.6

Adult Nutritionals	366	383	749	3.1	10.5	6.2	6.9	4.7

Xience Drug-Eluting Stents	138	257	395	(2.5)	10.4	3.9	5.8	1.6

Other Coronary Products(c)	47	99	146	(3.8)	9.3	1.8	5.0	—

Endovascular(d)	60	50	110	(3.9)	7.3	(1.7)	1.1	(2.9)

The following is a summary of Nine-Month 2012 sales for select products.

				% Change vs. 9M11
	Sales ($ in millions) 9M12				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	2,964	3,621	6,585	26.1	14.5	6.3	19.3	14.4

TRILIPIX/TriCor (fenofibrate)	897	224	1,121	(6.9)	2.8	(5.2)	(4.9)	(6.5)

AndroGel	787	24	811	28.0	6.4	3.1	27.2	27.1

Kaletra	196	567	763	(12.9)	(7.0)	(13.6)	(8.6)	(13.5)

Lupron	414	175	589	3.4	(8.2)	(13.2)	(0.5)	(2.2)

Niaspan	634	—	634	(11.7)	n/a	n/a	(11.7)	(11.7)

Synthroid	383	78	461	(1.0)	10.7	0.8	1.0	(0.7)

Creon	248	223	471	7.7	9.6	0.8	8.6	4.3

Pediatric Nutritionals	1,079	1,499	2,578	15.9	7.3	5.5	10.7	9.6

Adult Nutritionals	1,075	1,093	2,168	4.4	7.0	3.6	5.7	4.0

Xience Drug-Eluting Stents	427	772	1,199	4.1	7.1	3.0	6.1	3.4

Other Coronary Products(c)	147	301	448	(2.5)	4.4	(0.8)	2.2	(1.3)

Endovascular(d)	182	156	338	(1.5)	8.1	1.4	2.9	(0.2)

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(c) Includes guide wires, balloon catheters and other coronary products.

(d) Includes vessel closure, carotid stents and other peripheral products.

n/a = Not applicable

Business Highlights

Released Data from the Phase 2b Aviator Study in Hepatitis C

Announced the release of initial results from the Phase 2b Aviator study of Abbott’s investigational all-oral interferon-free regimen for the treatment of HCV. Data showed sustained virological response at 12 weeks post treatment (SVR12) in 99 percent of treatment-naïve and 93 percent of null responders for GT1 patients taking a combination of ABT-450/r, ABT-267, ABT-333 and ribavirin.

Announced European Launch of Next-Generation XIENCE Xpedition Drug Eluting Stent

Announced that Abbott’s XIENCE Xpedition® Drug Eluting Stent System received CE Mark in Europe for the treatment of coronary artery disease. Xpedition combines the safety and efficacy of XIENCE and features a new stent delivery system designed to optimize acute performance, particularly in challenging coronary anatomies. Xpedition is available in one of the broadest size matrices on the European market.

Received Approval for Eighth HUMIRA Indication in Europe

Received European approval for HUMIRA® for the treatment of axial spondyloarthritis (axSpA), a condition associated with chronic back pain and stiffness that can also be accompanied by arthritis and inflammation. HUMIRA is the first and only medication for this chronic condition. This approval marks the eighth major indication for HUMIRA in the European Union.

Launched the Absorb Bioresorbable Vascular Scaffold in More Than 30 Countries

Announced the launch of Absorb™, the world’s first drug eluting bioresorbable vascular scaffold (BVS), in more than 30 countries across Europe and parts of Asia Pacific and Latin America. Absorb is a first-of-its-kind device for the treatment of coronary artery disease. It works by restoring blood flow to the heart similar to a metallic drug eluting stent, but then dissolves into the body, leaving behind a treated vessel.

Announced Collaboration with Astellas in CMV Vaccine Trial

Signed an agreement with Astellas Pharma Global Development for a Phase 3 clinical trial for ASP0113, an investigational vaccine for preventing cytomegalovirus (CMV) reactivation in transplant patients. Abbott’s RealTime CMV assay, which is performed on the Abbott m2000 System, will be used to monitor patients for CMV viral load in order to assess the vaccine’s efficacy.

Received FDA Approval of Omnilink Elite Vascular Balloon-Expandable Stent System

Announced U.S. Food and Drug Administration (FDA) approval of the Omnilink Elite® Vascular Balloon-Expandable Stent System for the treatment of iliac artery disease, a form of peripheral artery disease that affects the lower extremities.

Received CE Mark for Testosterone Assay to Measure the Hormone at Low Levels

Announced CE Marking in Europe for a testosterone assay with improved sensitivity and clinical utility. With a simple blood test, the ARCHITECT 2nd Generation Testosterone Assay can accurately measure the wide range of testosterone levels to help diagnose related conditions in a number of different patient populations and clinical settings.

Received Expanded HUMIRA Indication for Crohn’s Patients in Europe

Announced that the European Commission approved HUMIRA for the treatment of moderately active Crohn’s disease in adult patients who have had an inadequate response to conventional therapy. HUMIRA has been approved for severely active Crohn’s disease in adults in Europe since 2007.

Received U.S. FDA Approval of HUMIRA for the Treatment of Ulcerative Colitis

Announced U.S. FDA approval of HUMIRA in adult patients with moderately to severely active ulcerative colitis (UC) who have had an inadequate response to conventional therapy. The approval makes HUMIRA the first and only self-administered biologic and the first new treatment approved for UC patients in more than seven years. UC is the seventh approved indication for HUMIRA in the United States.

Abbott narrows ongoing earnings-per-share outlook for 2012

Abbott is narrowing its ongoing earnings-per-share guidance for the full-year 2012 to $5.06 to $5.08 from $5.00 to $5.10, reflecting another year of strong performance.

Abbott forecasts net specified items for the full-year 2012 of $1.23 per share, primarily associated with separation costs, in-process R&D, acquisition integration and cost-reduction initiatives, partially offset by the resolution of various tax positions from a previous year. Including these net specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.83 to $3.85 for the full-year 2012. Our forecast of specified items now includes approximately $0.50 per share of debt extinguishment costs associated with the planned separation, expected to be incurred in the fourth quarter.

Abbott declares 355th quarterly dividend

On Sept. 13, 2012, the board of directors of Abbott declared the company’s quarterly common dividend of 51 cents per share. The cash dividend is payable Nov. 15, 2012, to shareholders of record at the close of business on Oct. 15, 2012. This marks the 355th consecutive dividend paid by Abbott since 1924. Abbott is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividends for 25 consecutive years.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 91,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including the planned separation of the research-based pharmaceutical company from the diversified medical products company and the expected financial results of the two companies after the separation. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2011 and in Item 1A, “Risk Factors,” to our quarterly report on Securities and Exchange Commission Form 10-Q for the quarter ended June 30, 2012, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended Sept. 30, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$9,773	$9,817	(0.4)

Cost of products sold	3,698	3,973	(6.9)	1)
Research and development	1,164	1,010	15.3
Selling, general and administrative	2,922	4,239	(31.1)	2)
Total Operating Cost and Expenses	7,784	9,222	(15.6)

Operating earnings	1,989	595	n/m

Net interest expense	134	103	29.2
Net foreign exchange (gain) loss	(6)	(5)	n/m
Other (income) expense, net	(11)	(5)	n/m
Earnings before taxes	1,872	502	n/m
Taxes on earnings	(71)	199	n/m	3)
Net Earnings	$1,943	$303	n/m

Net Earnings Excluding Specified Items, as described below	$2,084	$1,850	12.6	4)

Diluted Earnings per Common Share	$1.21	$0.19	n/m

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.30	$1.18	10.2	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,594	1,568

1)              2012 Cost of products sold decline was due in part to foreign exchange rates.

2)              2011 Selling, general and administrative expense includes $1.5 billion of litigation reserves related to previously disclosed litigation.

3)              2012 Taxes on earnings includes a favorable adjustment to tax expense of $386 million, or $0.24 per share, as a result of the resolution of various tax positions from a previous year. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

4)              2012 Net Earnings Excluding Specified Items excludes after-tax charges of $406 million, or $0.25 per share, for restructurings, and $121 million, or $0.08 per share, for separation costs. These items were partially offset by a favorable adjustment from the resolution of a previous year’s tax positions for $386 million, or $0.24 per share.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $1.4 billion, or $0.92 per share, related to litigation reserves (see Footnote 2 above), $75 million, or $0.05 per share, associated with the acquisition of Solvay Pharmaceuticals, and $78 million, or $0.05 per share, for cost reduction initiatives and other. These items were partially offset by a favorable adjustment to tax expense of $51 million, or $0.03 per share, as a result of the resolution of various international and U.S. tax positions from prior years.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended Sept. 30, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$29,037	$28,474	2.0

Cost of products sold	11,060	11,702	(5.5)	1)
Research and development	3,181	2,978	6.8
Acquired in-process and collaborations research and development	260	273	4.6
Selling, general and administrative	8,867	9,851	(10.0)	2)
Total Operating Cost and Expenses	23,368	24,804	(5.8)

Operating earnings	5,669	3,670	54.5

Net interest expense	350	343	2.1
Net foreign exchange (gain) loss	4	(48)	n/m
Other (income) expense, net	(74)	130	n/m	3)
Earnings before taxes	5,389	3,245	66.1
Taxes on earnings	479	135	n/m	4)
Net Earnings	$4,910	$3,110	57.9

Net Earnings Excluding Specified Items, as described below	$5,698	$5,037	13.1	5)

Diluted Earnings per Common Share	$3.06	$1.98	54.5

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$3.56	$3.21	10.9	5)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,591	1,564

1)              2012 Cost of products sold decline was due in part to foreign exchange rates.

2)              2011 Selling, general and administrative expense includes $1.5 billion of litigation reserves related to previously disclosed litigation.

3)             Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end.

4)              2012 Taxes on earnings includes a favorable adjustment to tax expense of $386 million, or $0.24 per share, as a result of the resolution of various tax positions from a previous year. 2011 Taxes on earnings includes a favorable adjustment to tax expense of $570 million, or $0.36 per share, as a result of the resolution of various international and U.S. tax positions from prior years. These favorable items are classified as specified items and excluded from ongoing results, as discussed below.

5)              2012 Net Earnings Excluding Specified Items excludes after-tax charges of $493 million, or $0.31 per share, for restructurings, $219 million, or $0.14 per share, for separation costs, $272 million, or $0.17 per share, for acquired in-process R&D and R&D payments, $111 million, or $0.07 per share, related to litigation reserves, and $79 million, or $0.05 per share, for integration related expenses. These items were partially offset by a favorable adjustment from the resolution of a previous year’s tax positions for $386 million, or $0.24 per share.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $1.4 billion, or $0.92 per share, related to litigation reserves (see Footnote 2 above), $216 million, or $0.14 per share, associated with the acquisition of Solvay Pharmaceuticals, $109 million, or $0.07 per share, for restructuring in the pharmaceutical business, $161 million, or $0.10 per share, for cost reduction initiatives and other, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $273 million, or $0.17 per share, relating to acquired in-process R&D related to the Reata and Biotest collaborations, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, and $80 million, or $0.05 per share, for other litigation reserves. These items were partially offset by a favorable adjustment from the resolution of international and U.S. tax positions from prior years for $570 million, or $0.36 per share.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What were sources of sales growth in the quarter?

A1)                            Excluding foreign exchange, worldwide sales increased 4.1 percent. Reported sales decreased 0.4 percent, including an unfavorable 4.5 percent effect of foreign exchange. In emerging markets, sales increased more than 10 percent, excluding foreign exchange, with strong double-digit growth in many of the key emerging markets across Abbott’s businesses.

Worldwide Nutritionals sales increased 6.3 percent in the quarter, excluding an unfavorable 1.8 percent effect of foreign exchange. U.S. Nutritionals increased 5.0 percent, with U.S.  Pediatric Nutritionals sales growth of 7.9 percent on continued share gains of our infant formula, Similac®, and continued double-digit growth of PediaSure®. U.S. Adult Nutritionals grew 3.1 percent, driven by growth of Ensure® and Glucerna®. International Nutritionals increased 7.4 percent, excluding an unfavorable 3.3 percent effect of foreign exchange, driven by continued growth of both the pediatric and adult segments, partially offset by the transition to a direct distribution model in certain markets.

Global sales of Core Laboratory Diagnostics increased 7.2 percent, excluding an unfavorable 5.5 percent effect of foreign exchange, driven by 8.3 percent international growth, excluding an unfavorable 6.8 percent effect of foreign exchange. Point of Care Diagnostics also contributed to global Diagnostics sales growth in the quarter.

Worldwide Proprietary Pharmaceuticals sales increased 6.4 percent, excluding an unfavorable 4.0 percent effect of foreign exchange, driven by strong growth across key franchises including HUMIRA and AndroGel®.

Q2)                           What is the status of Abbott’s planned separation into two leading health care companies?

A2)                            In October 2011, Abbott announced plans to separate into two publicly traded companies, one in diversified medical products and the other in research-based pharmaceuticals. The diversified medical products company will consist of Abbott’s branded generic pharmaceuticals, devices, diagnostics and nutritionals businesses, and will retain the Abbott name. The research-based pharmaceutical company, named AbbVie, will include Abbott’s current portfolio of proprietary pharmaceuticals and biologics.

The transaction is intended to take the form of a tax-free distribution to Abbott shareholders of a new publicly traded stock for AbbVie. The stock distribution ratio will be determined at a future date. It is expected that the two companies will each pay a dividend that, when combined, will at least equal the current Abbott dividend at the time of separation.

We continue to expect the separation to be completed on Jan. 1, 2013.

Questions & Answers (continued)

Q3)                           How did specified items affect reported results?

A3)                            Specified items impacted third-quarter results as follows:

	3Q12
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,872	$1,943	$1.21
Adjusted for specified items:
Resolution of tax positions	—	$(386)	$(0.24)
Restructuring/Integration	$478	$406	$0.25
Separation costs	$102	$121	$0.08
As adjusted	$2,452	$2,084	$1.30

Restructuring/Integration is associated with new and previously announced restructuring actions across the businesses. Separation costs are expenses related to the planned separation of Abbott into two leading health care companies.

The 2012 Taxes on earnings line item of the Consolidated Statement of Earnings includes a favorable adjustment to tax expense of $386 million, or $0.24 per share, as a result of the resolution of various tax positions from a previous year. The impact of the remaining specified items by line item is as follows (dollars in millions):

	3Q12
	Cost of Products Sold	R&D	SG&A	Net Interest Expense	Other (Income)/ Expense
As reported (GAAP)	$3,698	$1,164	$2,922	$134	$(11)
Adjusted for specified items:
Restructuring/Integration	$(155)	$(166)	$(153)	—	$(4)
Separation costs	$(3)	$(4)	$(75)	$(20)	—
As adjusted	$3,540	$994	$2,694	$114	$(15)

Questions & Answers (continued)

Q4)                           What was the gross margin ratio in the quarter?

A4)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	3Q12
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,698	$6,075	62.2%
Adjusted for specified items:
Restructuring/integration/other	$(158)	$158	1.6%
As adjusted	$3,540	$6,233	63.8%

The adjusted gross margin ratio was 63.8 percent in the third quarter, an increase of 340 basis points from the prior year quarter. Half of this improvement was due to exchange, while the other half resulted from the various margin improvement initiatives we’re implementing across our businesses.

Q5)                           What was the tax rate?

A5)                            The ongoing tax rate this quarter was 15.0 percent, in line with expectations.

	3Q12
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported (GAAP)	$1,872	$(71)	(3.8)%
Specified items	$580	$439	75.6%
Excluding specified items	$2,452	$368	15.0%

Questions & Answers (continued)

Q6)                           What are the key areas of focus in Abbott’s pharmaceutical pipeline?

A6)                           We have made significant progress in 2012 advancing our pharmaceutical pipeline, which currently includes more than 20 compounds or new indications in Phase 2 or Phase 3 development. Following are highlights:

Phase 3 Pharmaceutical Pipeline Programs

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 170 million people worldwide. Abbott’s broad-based HCV program includes three mechanisms of action in clinical trials, including protease, polymerase and NS5A inhibitors, with a goal to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates. Abbott recently initiated a Phase 3 clinical program evaluating its interferon-free regimen in HCV genotype 1 (GT1) patients.

•                  Earlier this week, data from Abbott’s Phase 2b Aviator study were published online as a latebreaking abstract, to be presented at the Annual Meeting of the American Association for the Study of Liver Disease (AASLD) in Boston on Nov. 12. Initial results (observed data) of Abbott’s investigational all-oral interferon-free regimen for the treatment of HCV showed sustained virological response at 12 weeks post treatment (SVR12) in 99 percent of treatment-naïve (n=79) and 93 percent of null responders (n=45) for GT1 patients taking a combination of ABT-450/r, ABT-267, ABT-333 and ribavirin for 12 weeks.

•                  Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class antioxidant inflammation modulator that activates Nrf2, a pathway involved in the progression of CKD. A global Phase 3 trial is currently underway. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding the U.S. and certain Asian markets.

•                  Abbott is partnering on the development of a novel, anti-CD25 antibody, daclizumab, for the treatment of relapsing remitting multiple sclerosis (RRMS). Results from the fully-enrolled Phase 3 trial are expected in 2014.

•                  Abbott recently announced positive results from a Phase 3 trial evaluating levodopa-carbidopa intestinal gel (LCIG) for advanced Parkinson’s disease. We expect to submit a U.S. regulatory application for LCIG this year.

•                  Elagolix, a novel, first-in-class oral gonadotropin-releasing hormone (GnRH), is currently in Phase 3 development for the treatment of endometriosis-related pain.

•                  Elotuzumab, an anti-CD37 antibody, is currently in Phase 3 development with a partner company for multiple myeloma, the second most common form of blood cancer.

•                  Abbott is developing additional indications for HUMIRA. Upon approval, several of these indications will be unique to the HUMIRA label. Phase 3 trials are currently underway for: hidradenitis suppurativa, a dermatologic condition for which there are currently no approved treatments; uveitis, an ophthalmologic condition for which there are currently no approved treatments; peripheral spondyloarthropathies (SpA); and axial SpA in the United States.

Questions & Answers (continued)

Q6)                           What are the key areas of focus in Abbott’s pharmaceutical pipeline?

A6)                            (continued)

Phase 2 Pharmaceutical Pipeline Programs

•                  ABT-719 is an investigational compound in development to prevent acute kidney injury associated with major cardiac surgery in patients at increased risk. Phase 2b top-line results were presented in 2011, and Abbott plans to conduct another Phase 2b study later this year.

•                  Atrasentan, a compound discovered by Abbott scientists, is currently in mid-stage development for CKD. A Phase 2b study in patients with diabetic kidney disease is ongoing, with results expected to be presented in 2013.

•                  Earlier this year, we announced a global collaboration to develop and commercialize an oral, next-generation JAK1 inhibitor in Phase 2 development with the potential to treat rheumatoid arthritis (RA) and other autoimmune diseases. Additionally, in late 2011, we announced plans to jointly develop and commercialize Reata’s portfolio of second-generation oral antioxidant inflammation modulators, with potential in RA and other conditions.

•                  Abbott’s anti-CD4 biologic, BT-061, in development with a partner company, is currently in Phase 2 clinical trials for RA and psoriasis.

•                  ABT-888, our PARP inhibitor, is currently in Phase 2 for BRCA-deficient breast cancer, lung cancer and brain metastasis.

•                  ABT-126, an alpha 7 neuronal nicotinic receptor agonist, is currently in Phase 2b trials for Alzheimer’s disease and cognitive deficits of schizophrenia. Phase 2 data will be presented in 2013.

•                  ABT-110, our anti-NGF for the treatment of pain, is currently in mid-stage development for chronic low back pain and osteoarthritis.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A7)                            Abbott’s diversified medical products pipeline includes game-changing medical technologies, next-generation diagnostic systems, new formulations, new packaging, new flavors, and other brand enhancements. Following are highlights:

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and is working on well-staged incremental advances and transformational technologies that have the ability to restate the market.

•                  Drug Eluting Stents (DES) — Abbott has several next-generation DES platforms on the market and in development. Earlier this year, XIENCE PRIME received approval in Japan, and is now available in all of the major markets worldwide. In September, XIENCE Xpedition, our next-generation DES that offers a new catheter for enhanced deliverability, as well as a broader size matrix, received CE Mark in Europe for the treatment of coronary artery disease. We expect Xpedition to launch in the United States in early 2013.

•                  Bioresorbable Vascular Scaffold (BVS) — Abbott has the most advanced BVS clinical program in the industry. Absorb™, the world’s first drug eluting BVS for the treatment of coronary artery disease, restores blood flow to the heart by opening a clogged vessel and providing support to the vessel until the device dissolves, leaving patients with a treated vessel that may resume more natural function and movement because it is free of a permanent metallic stent. Last month, we launched Absorb in more than 30 countries across Europe and parts of Asia Pacific and Latin America.

•                  Core Coronary products — Abbott is continuing to expand its position in the more-than- $2 billion core coronary market. Abbott’s next-generation balloon dilatation catheter, TREK®, is available in the United States, Europe and Japan, and we plan to introduce additional balloon catheters and next-generation guide wires over the next few years.

•                  Endovascular products — Abbott’s endovascular business is led by recent key product launches including the Absolute Pro® Vascular Self-Expanding Stent System for iliac artery disease and the RX Herculink Elite® Renal Stent System. We recently announced U.S. FDA approval of the Omnilink Elite Vascular Balloon-Expandable Stent System for the treatment of iliac artery disease, a form of peripheral artery disease (PAD) that affects the lower extremities. We continue to develop a series of innovative products to treat PAD and expand indications for vascular stents and vessel closure systems.

•                  MitraClip — MitraClip® is a minimally invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. Significant MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is on the market in Europe and a number of other countries and is currently under U.S. FDA review.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A7)                            (continued)

•                  Nutrition

•                  Abbott is focused on improving six key areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. Through these platforms, we are helping to solve global health needs with nutrition science that matters to our customers. Demographic shifts also shape our innovation pipeline, as we focus on new and existing technologies to support the challenges of an aging population, including lean body mass loss, malnutrition, increase in chronic disease and the targeted needs of critical care. We’ve initiated more than 100 clinical trials over the last three years.

•                  We have expanded our R&D capabilities, reduced innovation cycle times and accelerated product introductions. We have increased the number of key global product launches from eight in 2008 to approximately 80 in 2012. We’re also expanding R&D infrastructure closer to our customers to deliver relevant regional innovation, and building external partnerships to expand on our core capabilities and identify emerging technologies.

•                  Abbott has launched more than 60 products in key markets around the world through the third quarter of 2012:

•                  In our pediatric nutrition business, we launched Similac Stage 1 and HQPro protein powder in India; Similac Total Comfort in Taiwan, Brazil and Hong Kong; Similac Mom in Taiwan; PediaSure in Turkey; and PediaSure SideKicks Clear in the United States. We also recently launched Sterile Liquid Protein for the NICU, expanding our portfolio of products for pre-term infants.

•                  The global adult nutrition market is expanding as the world’s population ages, life expectancy increases and the incidence of age-related diseases rises. We recently expanded our portfolio of Ensure adult nutritional products with the launch of Ensure Clear fruit-flavored beverages. We also continue to introduce new innovations for people with diabetes, including the recent launch of Glucerna Triple Care in Vietnam.

•                  In performance nutrition, our ZonePerfect portfolio continues to expand with a new limited-ingredient nutrition bar line called Perfectly Simple. All of the products in the line have 10 ingredients or less and are gluten-free.

•                  We expect to launch an additional 20 products and formulations this year and have more than 30 clinical studies underway to demonstrate proven outcomes with our nutrition innovation.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A7)                            (continued)

•                  Established Pharmaceuticals

•                  Abbott’s large and growing portfolio of hundreds of established pharmaceuticals consists of trusted, well-known brands that have broad use throughout the world. Our strategy is focused on increasing access and being closer to patients and other customers by operating locally in each market and building country-specific portfolios made up of global and local pharmaceutical brands that best meet each local market’s needs.

•                  We continue to strengthen the depth and breadth of our established pharmaceuticals portfolio which treats some of the world’s most prevalent diseases and covers several therapeutic areas including gastroenterology, women’s health, cardiology, metabolic disorders and primary care.

•                  Over the next several years, we expect to bring these medicines to broader patient populations through registrations across multiple geographies, as well as launches of improved formulations to enhance efficacy and improve convenience. We are also further expanding our presence and launching new brands, packaging enhancements and formulations.

•                  Diagnostics

•                  Abbott is focusing on near-term launches of important automation and informatics solutions to help improve efficiencies in the laboratory. These important innovations will play a critical role in reducing the time it takes for a test result to be delivered to the physician to aid in patient diagnosis. Earlier this year, Abbott announced CE Marking for the ARCHITECT HbA1c Assay, which detects glycated hemoglobin, used primarily to monitor long-term diabetes control. Additionally, Abbott expects to launch assays in the areas of cardiac care, fertility, metabolics and infectious disease, which will broaden and differentiate its industry-leading menu.

•                  Future growth for the Core Laboratory Diagnostics business will be driven by its next-generation blood screening, hematology, and immunochemistry analyzers, as well as advanced automation and informatics solutions to provide high-quality results and information, while enhancing laboratory productivity and reducing costs.

•                  Abbott expects to launch more than 15 new molecular diagnostic products over the next few years, including several novel oncology, infectious disease and companion diagnostic assays.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A7)                            (continued)

•                  Vision Care

•                  Abbott expects numerous new products and technology advancements over the next five years from its cataract, refractive and corneal business units. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its portfolio of cataract technologies which includes intraocular lenses (IOLs), phacoemulsification systems and viscoelastics.

•                  Abbott recently announced CE Mark and European launch of the TECNIS® Multifocal Toric 1-Piece IOL and the TECNIS iTec Preloaded Delivery System for use in cataract surgery. The TECNIS Multifocal Toric 1-Piece IOL for astigmatic cataract patients is the latest advancement in the TECNIS portfolio of high-quality IOLs. The TECNIS iTec Preloaded Delivery System allows a cataract surgeon to implant the TECNIS 1-Piece Aspheric Acrylic IOL, which delivers improved functional vision, safely into the eye and helps minimize the risk of infection for the patient.

•                  Earlier this year, Abbott received U.S. FDA clearance to use Abbott’s iFS Advanced Femtosecond Laser in cataract surgery, giving surgeons the ability to make precise, bladeless incisions during surgery and customize for each individual patient. Abbott also expanded its Healon® family of ophthalmic viscosurgical devices (OVDs) with the FDA approval of Healon EndoCoat OVD, a device intended for use as a surgical aid in cataract extraction and IOL implantation. Additionally in 2012, Abbott launched in Europe and Japan the iDesign Advanced WaveScan Studio aberrometer, a next-generation diagnostic tool for mapping and analyzing corneal aberrations in the eye.

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